Exhibit 4.10.1

FIRST AMENDMENT TO NASDAQ STOCKHOLDERS’ AGREEMENT

THIS FIRST AMENDMENT TO NASDAQ STOCKHOLDERS’ AGREEMENT (this “Amendment”) is made as of February 19, 2009, among The NASDAQ OMX Group, Inc. (formerly known as The Nasdaq Stock Market, Inc.), a Delaware corporation (together with any successor entity thereto, “Nasdaq”) and Borse Dubai Limited, a company registered in the Dubai International Financial Centre with company number CL0447 (together with any successor entity thereto, “Borse Dubai”). Nasdaq and Borse Dubai are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used herein but not defined herein shall have the meanings given to such terms in the Nasdaq Stockholders’ Agreement (as herein defined).

WHEREAS:

(A)	The Parties entered into that certain Nasdaq Stockholders’ Agreement (the “Nasdaq Stockholders’ Agreement”) dated as of February 27, 2008.

(B)	The Parties hereto desire to amend the Nasdaq Stockholders’ Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Parties hereby agree as follows:

1.	All references to “The Nasdaq Stock Market, Inc.” in the Nasdaq Stockholders’ Agreement shall be deleted and replaced with references to “The NASDAQ OMX Group, Inc.”

2.	The definition of “2008 Registration Rights Agreement” in Section 1.1(a) of the Nasdaq Stockholders’ Agreement is hereby deleted in its entirety and replaced with the following:

“2008 Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of February 27, 2008 among Nasdaq, Borse Dubai and the Trust, as amended, amended and restated or otherwise modified from time to time.

3.	The definition of “Facilities Agreement” in Section 1.1(a) of the Nasdaq Stockholders’ Agreement is hereby deleted in its entirety.

4.	A definition of “Finance Party” is hereby added immediately following the definition of “Fair Market Value” in Section 1.1(a) of the Nasdaq Stockholders’ Agreement to read as follows:

“Finance Party” means an entity selected by Borse Dubai that executes a Nasdaq Share Charge that is a bank, a financial services provider other than a bank, or an agent or trustee of a bank or of a financial services provider, provided that Nasdaq has specifically consented in advance in writing to such an entity executing such Nasdaq Share Charge, and provided further that Nasdaq may not unreasonably withhold or delay its consent in this regard.

5.	The definition of “HSBC” in Section 1.1(a) of the Nasdaq Stockholders’ Agreement is hereby deleted in its entirety.

6.	The definition of “Nasdaq Share Charge” in Section 1.1(a) of the Nasdaq Stockholders’ Agreement is hereby deleted in its entirety and replaced with the following:

“Nasdaq Share Charge” means any pledge agreement or other security document entered into from time to time between Borse Dubai and any Finance Party over some or all of its right, title and interest in and to the Shares of Nasdaq that it owns to secure the indebtedness and other obligations of Borse Dubai and/or any of its Subsidiaries, together with any amendments, novations, restatements, and/or other modifications thereto from time to time.

7.	The definition of “Trust Agreement” in Section 1.1(a) of the Nasdaq Stockholders’ Agreement is hereby deleted in its entirety and replaced with the following:

“Trust Agreement” means that certain Trust Agreement, dated as of February 21, 2008, among Nasdaq, Borse Dubai and the Trustee, as amended, amended and restated or otherwise modified from time to time.

8.	Section 2.1(a)(v) of the Nasdaq Stockholders’ Agreement is hereby deleted in its entirety and replaced with the following:

(v) by way of a grant of a security interest under any Nasdaq Share Charge;

9.	Section 2.1(a)(vi) of the Nasdaq Stockholders’ Agreement is hereby deleted in its entirety and replaced with the following:

(vi) to any Person in connection with the exercise by any Finance Party of any of its rights and remedies under a Nasdaq Share Charge, provided that upon any such Transfer, such Finance Party or any transferee in connection with the exercise by such Finance Party of any such rights and remedies shall be bound by Section 2.1(b)(i) of this Nasdaq Stockholders’ Agreement; or

10.	Section 2.1(b)(i) of the Nasdaq Stockholders’ Agreement is hereby deleted in its entirety and replaced with the following:

(i) to any Competitor except (A) pursuant to a merger, consolidation, share exchange, tender offer or other similar transaction involving Nasdaq, (B) in any such Transfer pursuant to a public offering or a sale pursuant to Rule 144 under the Securities Act, provided that Borse Dubai does not have actual knowledge that a purchaser pursuant thereto is a Competitor, or (C) to any investment bank or its Affiliate (1) in the capacity of an underwriter, placement agent, broker, dealer or similar function or (2) in a transaction (or series of related transactions) involving the transfer of Shares representing less than 5.0% of the outstanding Common Stock, provided, that, for the avoidance of doubt, the provisions of this Section 2.1(b)(i) shall not operate so as to prevent the grant by Borse

Dubai of a security interest in the Shares of Nasdaq that it owns in favor of a Finance Party pursuant to a Nasdaq Share Charge or any Transfer to a Finance Party in connection with the exercise by such Finance Party of its rights under a Nasdaq Share Charge, provided, further, that upon any such Transfer, such Finance Party or any transferee in connection with the exercise by such Finance Party of its rights under a Nasdaq Share Charge shall be bound by this Section 2.1(b); and

11.	This Amendment amends solely the provisions of the Nasdaq Stockholders’ Agreement set forth herein and nothing in this Amendment is intended or shall be construed as amending or waiving any other terms or provisions of the Nasdaq Stockholders’ Agreement or any other rights of the Parties under the Nasdaq Stockholders’ Agreement. The Parties acknowledge that the Nasdaq Stockholders’ Agreement (as amended by this Amendment) is in full force and effect and is hereby confirmed and ratified in all respects. References in the Nasdaq Stockholders’ Agreement to the Nasdaq Stockholders’ Agreement shall mean the Nasdaq Stockholders’ Agreement as amended by this Amendment.

12.	This Amendment may be executed in any number of counterparts (including by facsimile), each of which will be an original with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each Party shall have received counterparts hereof signed by all of the other Parties.

13.	The enforceability and validity of this Amendment, the construction of its terms and the interpretation of the rights and duties of the Parties shall be governed by the laws of the State of New York, without regard to conflict of law principles thereof that would mandate the application of the laws of another jurisdiction.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

THE NASDAQ OMX GROUP, INC.

By:	/s/ Adena T. Friedman
Name: Title:	Adena T. Friedman Executive Vice President

BORSE DUBAI LIMITED

By:	/s/ Essa Kazim
Name: Essa Kazim Title: Chairman

By:	/s/ Soud Ba’alawy
Name: Soud Ba’alawy Title: Vice Chairman

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